Exhibit 99.1

News Release
For Release July 30, 2008
2:00 P.M.

Contact:	Michael C. Crapps, President & Chief Executive Officer or
Joseph G. Sawyer, Senior Vice President & Chief Financial Officer
(803) 951- 2265

First Community Corporation Announces Operating Results, Other-Than-Temporary Impairment Charge and Cash Dividend
Company reports record operating earnings and well-capitalized status

Lexington, S.C. July 30, 2008 – Today, First Community Corporation (FCCO), the holding company for First Community Bank, reported operating income for year-to-date and the second quarter of 2008. Operating income for the six months ended June 30, 2008 was $2.4 million compared to $1.6 million in the first six months of 2007, an increase of 50%. Year-to-date operating diluted earnings per share for 2008 were $.74 compared to $.47 in 2007, an increase of 57%. Operating income for the second quarter of 2008 was $1.2 million compared to second quarter of 2007 operating income of $845 thousand, an increase of 46.5%. Operating diluted earnings per share were $.38 for the second quarter of 2008 compared to $.26 in the second quarter of 2007, an increase of 46.2%.

Net income for the quarter included a one-time charge of $6.2 million related to its investment in a preferred stock issue of Freddie Mac (a government sponsored enterprise) to a value of $8.1 million. “These charges do not impact our cash flow, tangible capital, liquidity, or ability to pay cash dividends,” said Michael Crapps, President and CEO of First Community. “First Community is a sound financial institution and our capital exceeds the levels defined as ‘well capitalized’ by our regulators.” First Community’s total risk-based capital ratio, Tier 1 risk-based capital ratio, and leverage capital ratio were 13.25%, 12.29% and 7.93%, respectively. The regulatory guidelines to be considered “well-capitalized” are 10.00%, 6.00%, and 5.00%, respectively.

The corporation also announced that the Board of Directors has approved a cash dividend for the second quarter of 2008. The Company declared a $.08 per share dividend payable August 22, 2008 to shareholders of record as of August 11, 2008.

Including the above mentioned non-cash impairment charge; the Company reported a net loss of $2.4 million or ($0.73) diluted earnings (loss) per share for the six months ending June 30, 2008. For the second quarter of 2008, the Company reported a net loss of $3.5 million or ($1.08) diluted earnings (loss) per share.

Crapps commented further “The decision to reclassify the unrealized mark-to-market loss on these investment grade securities to an other-than-temporary impairment charge is based on the significant decline in the market value of these securities caused by recent events, potential deterioration of Freddie Mac’s financial condition, and current lack of clarity about the impact of the announced plan (which was approved by the House and Senate and signed into law this morning by the President), that provides support for Fannie Mae and Freddie Mac.” Crapps continued, “The preferred stock issue is an investment grade security (AA- by S&P and A1 by Moody’s) purchased in 2003 and acquired by First Community Corporation in the 2004 merger with Dutchfork Bankshares. The security is held in the Company’s available-for-sale securities portfolio, and the quarterly dividend continues to be paid as agreed under the terms of this preferred stock issue. Prior to this charge, impairment was recorded as an unrealized mark-to-market loss on securities available-for-sale and reflected as a reduction to equity through other comprehensive income. Accordingly, the reclassification of the unrealized loss to an other-than-temporary impairment non-cash charge will not affect shareholders’ equity, tangible shareholders’ equity or related capital ratios. The company has established a valuation reserve for a portion of the tax benefit on this impairment charge. The charge results in a deferred capital loss and the tax benefit may be limited to the extent the Company recognizes capital gains in the future. This other-than-temporarily impaired charge conforms with accounting guidance established by FASB and the SEC.”

“This non-cash impairment charge is the result of extraordinarily unsettled financial markets and serves to overshadow a quarter of record revenues, operating earnings, and continued excellent loan portfolio quality” noted Crapps. “We remain well capitalized by all regulatory standards and will continue to focus on those strategies that we believe will lead to improved shareholder value in the long term. We are encouraged by the record operating results during the second quarter with the increase in operating EPS of 46.2%. Given the current economic environment, we are especially pleased that our loan quality remains extremely strong with the ratio of non-performing assets to total assets of only .24%, which we believe compares very favorably to our peer group’s average. In addition, net loan charge-offs during the first six months of 2008 were at an annualized rate of .08%, which we believe is significantly better than our peer group’s average and are another indicator of how well our loan portfolio is performing at this challenging point in the economic cycle.”

Crapps continued, “Non-interest income represented 24% of total revenues during the first half of the year. This was highlighted by 82% growth in our residential mortgage origination unit. We continue to focus on ways to increase our non-interest income and thereby further diversify our revenue streams. Expense management continues to be an area of focus for us, and non-interest expense increased during the first half of 2008 by 4%, which as we have previously disclosed is the target rate of increase for 2008. As we continue to focus diligently on serving our target market of local businesses, entrepreneurs, and professionals with a variety of financial solutions, we are pleased that we have experienced growth in our core deposits (including cash management accounts). With an annualized 6% growth rate for core deposit account balances, and a steady increase in the number of new core deposit account relationships, we continue to find success in this critical area.”

During the second quarter, the Company executed and announced a transaction to purchase approximately $63.2 million in certain non-agency mortgage-backed securities and collateralized mortgage obligations funded through Federal Home Loan Bank advances in the amount of $36.0 million and brokered certificates of deposit in the amount of $23.0 million. The bank has entered into this strategy because it believes the pricing levels of the securities and related funding opportunities provide the ability to recognize significant spreads not typically available.

The Company previously announced a Share Repurchase Plan that authorizes the repurchase of up to 250,000 shares of the Company’s common stock. As of June 30, 2008, 207,513 shares have been repurchased with a total investment of $3.5 million.

First Community Corporation stock trades on the NASDAQ Capital Market under the symbol “FCCO” and is the holding company for First Community Bank, a local community bank based in the midlands of South Carolina. First Community Bank operates eleven banking offices located in Lexington, Forest Acres, Irmo, Gilbert, Cayce — West Columbia, Chapin, Northeast Columbia, Newberry, Prosperity, Red Bank and Camden. Total assets for the Company were $640.6 million at June 30, 2008 and shareholders’ equity at June 30, 2008 was $61.2 million.

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

FIRST COMMUNITY CORPORATION

BALANCE SHEET DATA
(Dollars in thousand, except per share data)

	At June 30,		December 31,
	2008	2007	2007

Total Assets	$640,568	$554,298	$565,613
Investment Securities	238,122	165,555	175,258
Loans	319,112	302,152	310,028
Allowance for Loan Losses	3,744	3,425	3,530
Total Deposits	437,554	402,774	405,854
Securities Sold Under Agreements to Repurchase	23,347	24,963	23,334
Federal Home Loan Bank Advances	97,552	43,033	50,829
Junior Subordinated Debt	15,464	15,464	15,464
Shareholders' equity	61,192	62,972	63,996

Book Value Per Share	$19.12	$19.43	$19.93

Tangible Book Value Per Share	$9.91	$10.15	$10.67
Equity to Assets	9.55%	11.36%	11.31%
Loan to Deposit Ratio	72.93%	75.02%	76.39%
Allowance for Loan Losses/Loans	1.17%	1.13%	1.14%

Average Balances:	Three months ended		Six months ended
	June 30,		June 30,
	2008	2007	2008	2007

Average Total Assets	$626,545	$542,136	$601,139	$540,321
Average Loans	315,734	295,543	313,266	289,003
Average Earning Assets	552,775	464,195	526,095	461,880
Average Deposits	426,891	400,017	415,184	400,639

Average Other Borrowings	130,342	74,344	116,027	72,037
Average Shareholders' Equity	63,642	63,195	63,973	63,074

Asset Quality
Nonperforming Assets:
Non-accrual loans	$814	$661	$814	$661
Other real estate owned	173	66	173	66
Accruing loans past due 90 days or more	569	307	569	307

Total nonperforming assets	$1,556	$1,034	$1,556	$1,034

Loans charged-off	$155	$111	$207	$196
Overdrafts charged-off	19	39	50	76
Loan recoveries	(20)	(107)	(86)	(211)
Overdraft recoveries	(9)	(14)	(21)	(46)

Net Charge-offs	$145	$29	$150	$15

Net charge-offs to average loans	0.04%	0.01%	0.05%	0.01%

Post Office Box 64 / Lexington, SC 29071

FIRST COMMUNITY CORPORATION

INCOME STATEMENT DATA
(Dollars in thousands, except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2008	2007	2008	2007

Interest Income	$8,484	$7,541	$16,338	$14,839
Interest Expense	3,997	3,773	7,864	7,463

Net Interest Income	4,487	3,768	8,474	7,376

Provision for Loan Losses	209	112	364	226

Net Interest Income After Provision	4,278	3,656	8,110	7,150

Non-interest Income:
Deposit service charges	657	645	1,321	1,257
Mortgage origination fees	145	77	330	181
Commission on sale of non-deposit products	70	66	158	143
Gain (loss) on sale of securities	-	69	(28)	74
Fair value gain (loss) adjustment	24	-	173	-
Other-than-temporary-impairment write-down on securities	(6,162)	-	(6,162)	-
Other	365	277	729	588

Total non-interest income	(4,901)	1,134	(3,479)	2,243

Non-interest Expense:
Salaries and employee benefits	2,006	1,778	3,907	3,610
Occupancy	281	288	560	571
Equipment	317	321	642	632
Marketing and public relations	98	105	301	279
Amortization of intangibles	123	167	261	335
Other	955	855	1,756	1,712

Total non-interest expense	3,780	3,514	7,427	7,139

Income before taxes	(4,403)	1,276	(2,796)	2,254
Income tax expense (benefit)	(921)	383	(437)	635

Net Income (loss)	$(3,482)	$893	$(2,359)	$1,619

Per share data:
Net income (loss), basic	$(1.09)	$0.28	$(0.74)	$0.50
Net income (loss), diluted	$(1.08)	$0.27	$(0.73)	$0.49
Operating earnings, basic	$0.39	$0.26	$0.74	$0.48
Operating earnings, diluted	$0.38	$0.26	$0.74	$0.47

Average number of shares outstanding - basic	3,198,598	3,232,892	3,202,136	3,242,435
Average number of shares outstanding - diluted	3,228,656	3,288,483	3,233,642	3,297,067

Return on average assets
GAAP earnings (loss)	-2.23%	0.66%	-0.79%	0.60%
Operating earnings	0.79%	0.63%	0.80%	0.58%
Return on Average Equity:
GAAP earnings (loss)	-22.00%	5.67%	-7.42%	5.18%
Operating earnings	7.82%	5.36%	7.48%	5.27%
Return on Average Tangible Equity:
GAAP earnings (loss)	-41.07%	10.85%	-13.80%	10.25%
Operating earnings	14.60%	10.26%	13.94%	9.62%
Net Interest Margin (non taxable equivalent)	3.26%	3.26%	3.24%	3.22%
Net Interest Margin (taxable equivalent)	3.33%	3.34%	3.31%	3.31%

RECONCILIATION OF GAAP TO NON-GAAP MEASURE (OPERATING EARNINGS)

	Three months ended		Six months ended
	June 30,		June 30,
	2008	2007	2008	2007
Net Income (Loss), As Reported (GAAP)	$(3,482)	893	$(2,359)	$1,619
Add: Income tax expense (benefit)	(921)	383	(437)	635

	(4,403)	1,276	(2,796)	2,254
Non-operating items:
(Gain) loss on sale of securities	-	(69)	28	(74)
Other-than-temporary-impairment write-down on securities	6,162	-	6,162	-

Pre-tax operating earnings (loss)	1,759	1,207	3,394	2,180
Related income tax expense	521	362	1,013	614

Operating earnings, (net income, excluding non operating items)	$1,238	$845	$2,381	$1,566